Exhibit 99.1

STG Group Announces Agreement to Acquire Preferred Systems Solutions (PSS)

Completes next step in transformation strategy through combination with leading intelligence community-focused contractor

Reston VA, February 21, 2017 – STG Group, Inc. (OTCQB: STGG), (the “Company” or “STG”), a leading provider of mission-critical technology, cyber, and data solutions to the U.S. Government, today announced that it has entered into a definitive merger agreement to acquire Preferred Systems Solutions, Inc. (PSS) for a total consideration of approximately $119 million. STG Group intends to fund the purchase price with a combination of debt and equity financing. STG Group expects the transaction to close during the first quarter of 2017, subject to customary closing conditions, including regulatory review.

PSS is a leading provider of advanced computing, analytics, program and acquisition management, cyber and software solutions to key defense, intelligence and federal civilian customers, working with over 25 government agency partners.

Transaction rationale:

•	Strengthens STG position as a leader in National Security, extends the Company’s reach into the Intelligence Community, and creates complementary technical capabilities to enhance mission performance. Adds new customers and core capabilities in Department of Homeland Security, DoD, and FBI.

•	Allows for the integration of strong cyber, data and software security backgrounds of both companies, enabling greater reach into these high priority areas of government policy and spending. Further diversifies the customer base, contract mix and routes to new customers.

•	Expands margin profile of the Company and expected to provide significant revenue synergies and cost efficiencies.

The acquisition of PSS advances STG’s vision to create a new breed of high growth, agile business delivering knowledge superiority and information security to U.S. federal clients. It will combine strong capabilities and proven success in delivery and innovation with a shared commitment to developing and enhancing new solutions with much greater speed and efficiency, aligned to a growing customer demand for rapid innovation.

“We are excited to announce the next step in our transformation strategy for STG Group. With the acquisition of PSS, we are advancing our technological agility and ingenuity to meet the most complex and demanding national security challenges facing the U.S.,” said STG President Phillip Lacombe. “Preferred Systems Solutions has proven excellence in data analytics, cyber security, high performance computing, acquisition and program management, and software development, with particular strength and depth in the Intelligence Community. The combined company will have stronger core competences, greater scale and depth, the ability to develop new capabilities and focus on a wider range of customers managing larger, more complex Federal programs. With our progressive vision for the business, I believe that we will deliver on the growing demands of those customers. As we work towards close, we look forward to welcoming and integrating PSS and its people in to the STG team.”

“We are extremely pleased to become part of the STG Group as it will significantly increase our ability to provide an expanded set of advanced technology capabilities across the broad spectrum of critical national security programs” said Scott Goss, CEO of PSS.  “Equally important is the opportunity for our associates to grow personally and professionally in an environment with similar values and culture.  The company’s commitment to outstanding customer support enables world class services in support of our country’s warfighters and the federal civilian workforce working daily to safeguard our country.”

Morrison & Foerster LLP (legal counsel) served as advisors to STG Group, Inc. on this transaction. Sagent Advisors acted as financial advisor and rendered a fairness opinion to the Board of Directors of STG in connection with the acquisition.

STG Group, Inc. Contact:

Bobby Winters, Alpha IR Group

929-266-6315

STGG@alpha-ir.com

About STG

STG Group, Inc. is a leading provider of mission-critical technology, cyber, and data solutions to more than 50 U.S. Federal Agencies. Applying decades of experience, the company works to ensure the security of the digital domain, the effectiveness of complex IT systems and the delivery of quality intelligence to decision makers. STG is a Washington Technology Top 100 Company. Visit STG at www.stg.com.

About Preferred Systems Solutions

Preferred Systems Solutions is a premier provider of Software Engineering & Development, High Performance Computing, Cyber Security, Cloud Computing, Systems Engineering & Technical Assistance, Business Applications and Financial Management, and Program and Acquisition Management services to government and industry clients that include the Intelligence Community, U.S. Army, U.S. Navy, Defense Logistics Agency, U.S. Transportation Command, Defense Advanced Research Project Agency (DARPA), Federal Bureau of Investigation (FBI), and the Departments of Homeland Security and Transportation, among other customers. For more information, visit www.pssfed.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning STG, STG’s expected financial performance, as well as STG’s strategic and operational plans. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers to the acquisition; the possibility that conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; or the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to risks described in the “Risk Factors” in STG’s Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. Please also refer to the other documents that STG filed with the SEC on Forms 10-K, 10-Q and 8-K. The filings by STG identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this press release. STG is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results, and you are cautioned not to place undue reliance on any such statements.